DEVELOPMENT AGREEMENT

AMONG

CITY OF RUSHVILLE, INDIANA

RUSHVILLE REDEVELOPMENT COMMISSION

RUSHVILLE ECONOMIC DEVELOPMENT COMMISSION

AND

CORMO USA INC.
a Florida Corporation, registered to do business in Indiana

Re:

CORMO DEVELOPMENT PROJECT

DATED: April 28th, 2020 – Rushville City Council
April 30th, 2020 – Rushville Redevelopment Commission
EFFECTIVE: MAY 1, 2020

DEVELOPMENT AGREEMENT

This DEVELOPMENT AGREEMENT (the "**Agreement**") made as of this ____ day of January, 2020, and effective May 1, 2020, by and among the City of Rushville, Indiana, (the "**City**"), and the Rushville Redevelopment Commission (the "**Redevelopment Commission**"), and Cormo USA Inc., a Florida Corporation, registered to do business in Indiana (the "**Developer**").

Unless specified elsewhere herein, all time periods shall commence on May 1, 2020 (the "Effective Date").

WITNESSETH:

A. The City, the Redevelopment Commission, and Economic Development Commission (collectively, the "**City Parties**") desire to stimulate and promote economic development activities in or about the Consolidated Economic Development Area (the "Economic Development Area" as defined herein);

B. The Developer shall initially lease certain property located in Rushville, Indiana, and ultimately acquire certain real estate located in the Economic Development Area for private investment in a project to be known as Cormo USA Project (the "Project");

C. The City Parties desire to induce the Developer to proceed with the Project in the City and anticipate that the total private portion of the Project Costs will be up to $30,000,000.00 over five years (the "Project Costs"); and

D. The "Financial Incentive" as set forth herein to be applied to or to reimburse the Development for a portion of the total Project Costs incurred by Developer; and

E. The City Parties have determined that it is in the best interest of the citizens of the City to assist in (i) the development of the Project, (ii) the provision of the Financial Incentive to be applied to or to reimburse the Developer for certain Project Costs; and (iii) the taking of such other actions as are hereinafter set forth, all for the promotion of economic development in or serving the Economic Development Area.

NOW, THEREFORE, in consideration of the foregoing premises the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the City Parties and the Developer agree as follows:

DEFINED TERMS

"Applicable Laws" means all laws, rules, regulations, ordinances, codes, administrative actions and/or orders of any Court or governmental agency or unit, whether

federal, state or local properly exercising or having jurisdiction with respect to or over the subject matter in question.

"**Buildings**" means the buildings to be located in the Economic Development Area and on the Project Site, including Leased Spaces, warehousing, agricultural accessory buildings and other necessary buildings.

"Cormo USA Allocation Area" is the area designated under I.C. 36-7-14-39, which will include (but not be limited to) the Project Site, as described or to be described in the allocation provision of an amending Declaratory Resolution for the purposes to utilize tax increment financing.

"Economic Development Area" means the geographic area within which the Cormo USA Allocation Area is a part and which will include all of the Project Site designated pursuant to I.C. 36-7-14 and as approved by Declaratory Resolution No. 2020-1.

"Declaratory Resolution" means the resolution of the Redevelopment Commission that designated the Cormo USA Allocation Area as an Allocation Area within the meaning of the I.C. 36-7-14 (the "Act") pursuant to Section 39 for the purposes of utilizing tax increment financing.

"**Developer**" means Cormo USA Inc, a Florida Corporation, registered to do business in Indiana.

"Financial Incentive" means up to $1,100,000,00 incentive as an inducement to be available to the Developer by the City Parties to pay for Project Costs, as set forth in Section 1.7 of this Agreement. Those incentive include:

- Cash Incentives sufficient to reimburse the acquisition of twenty (20) acres of property in the Commerce Park at Rushville following purchase of site in the Commerce Park at Rushville which shall be subject to rights of first refusal and repurchase rights on the purchased site granted to the City
- A commitment that at least twenty (20) acres of land in the Commerce Park at Rushville or equivalent property suitable for the contemplated commercial development shall be kept available for Developer for a period of two years.
- Up to $225,000 in the form of a forgivable loan
- An initial 3-year tax abatement on eligible personal property in place in Rushville in 2020 with an alternative phase-in schedule of 100%, 67%, and 33%
- Tax Abatement for future eligible personal property, and real property improvements at a standard ten-year tax abatement schedule.

All Financial Incentives shall be contingent upon reaching the Development Targets and subject to forfeiture and/or repayment if such Development Targets are not met. Such

forfeiture and repayment provisions shall be included in future documents necessary to implement and carry out each step of the Project.

"Indiana Redevelopment Law" means Indiana Code 36-7-14 and 36-7-25, et seq., as supplemented and amended.

"Project" means the (i) development and construction of the real property improvements (site and structures) on the Project Site, (ii) construction of streets, roadways and sidewalks and other improvements within or serving the Project Site, and (iii) the purchase and installation of equipment and other trade fixtures associated with real property improvements and Buildings, anticipated to be a private investment of $30,000,000.00 Dollars along with employing 250 full-time people at an average salary of $35 an hour.

"State" means the State of Indiana.

"City" means the City of Rushville, Indiana, a Municipal Corporation, duly organized and existing under the laws of the State of Indiana; provided, that it is expressly understood and agreed by the Developer that, except as otherwise expressly provided in this Agreement, any obligations of the City under this Agreement may be fulfilled by the duly authorized and appropriate (as the context so requires) subdivision, unit, agency, commission, department, authority, instrumentality, City council, executive or representative or any combination of the City, as a municipal corporation.

"Development Targets" means the employment, investment, and other economic development targets set forth in attached Indiana Economic Development Commission Application for Incentives (attached as Exhibit A) and the Forgivable Loan Agreement and Promissory Note between City and Developer and executed of approximately even date herewith.

ARTICLE I
CONSTRUCTION

Section 1.1 Construction of Project.

A. Initially the Developer shall lease the property located at 1250 Commerce Street in Rushville, Indiana 46173 for a period of at least two years. Ultimately, the Developer shall purchase and acquire the Project Site located in Commerce Park at Rushville, for the Project (including construction and development of the Project). The Developer anticipates that the Project shall be completed in phases as set forth in Exhibit A attached hereto.

B. The Developer shall meet the Development Targets pursuant to the timelines required in Exhibit A and the Commercial Lease, completing the project within a period of approximately five (5) years).

Section 1.2 Construction Standards.

The Developer shall cause the construction of the Project to be done in a good and workmanlike manner in accordance with all applicable building codes and design standards of the City, the State of Indiana, and the terms of this Agreement.

Section 1.3 Areas Affected by Work.

The City Parties shall not be liable or responsible for damage(s) to any land or Project Site appurtenances, or the owner/occupant of any land or Project appurtenances that results from construction of the Project or relates to the performance of work or the non-performance of the Developer's obligation under this Agreement.

Section 1.4 Project Safety.

The Developer's general contractor for the Project shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the development and construction of the Project and performance of the work. The Developer's general contractor for the Project shall take all legally necessary precautions for the safety of, and provide protection as reasonably necessary to endeavor to prevent damage, injury or loss to:

A. All workers and laborers providing labor for the construction of the Project;

B. All materials and equipment incorporated in the Project whether in storage or located at the Project Site; and

C. Other property at the Project Site or adjacent or in proximity thereto including trees, shrubs, lawns, walks, pavements, roadways, structures, utilities and underground facilities not designated for removal, relocation or replacement in connection with construction of the Project.

Section 1.5 Labor Objectives.

A. The Developer agrees that the Project shall be subject to all applicable City ordinances, resolutions and policies.

B. The Developer acknowledges the creation of construction jobs in the City of Rushville and the surrounding region, which the Redevelopment Commission wishes to achieve as a result of the Project. In that regard, with respect to the portions of the Project directly being contracted for and by Developer, the Developer shall use reasonable good faith efforts to contract with and engage contractors and subcontractors, with principal places of business first in the City of Rushville, second in Rush County, Indiana, and third in other areas of the State of Indiana, for employment opportunities relating to the construction of the Project, to the extent such contractors and

subcontractors are reasonably available on a competitive basis (including the economic, quality, performance, workforce availability and other relative considerations).

Section 1.6 Commission Covenants

In the event that there is no event of default hereunder by Developer (after expiration of applicable grace, notice and cure periods), the Redevelopment Commission agrees that it will support Developer in its efforts to obtain other incentives from governmental agencies.

Section 1.7 Permits and Compliance with Applicable Laws.

The Developer, the owner of the Project Site or the general contractor, as applicable, shall be responsible for (i) giving all legally required notices to, and obtaining all legally required permits, approvals, consents and authorizations from, the proper governmental authorities having jurisdiction over the construction of the Project on the Project Site; and (ii) complying with all Applicable Laws bearing on the construction of the Project on the Project Site. The City Parties shall cooperate with the Developer in obtaining all such permits, approvals, consents and authorizations to the extent permitted by Applicable Law. In addition, the City shall process all such necessary permits, approvals, consents and authorizations that it issues or over which it has authority in a reasonable manner and shall waive all fees relating to such permits, approvals, consents and authorizations.

Section 1.8 Project Site Management.

During the performance of the construction of the Project, the Developer shall take all reasonably necessary steps to cause the Project Site to be kept free from accumulation of waste materials, rubbish and other debris resulting from such construction in amounts beyond those typically accumulated in a well-managed and well-maintained construction project of comparable scope. Upon final completion of the construction of the Project or any specified portion thereof, the Developer shall cause all refuse and debris, tools, construction equipment, machinery and surplus materials (to the extent such items are not going to be used in the Developer's operation of the Project) to be removed from that portion of the Project Site upon which the work or specified portion thereof has been completed.

Section 1.9 Insurance.

A. The Developer shall purchase and maintain insurance at all times during the term of this Agreement as required by law.

B. The Developer shall obtain and maintain or cause its contractors to obtain and maintain in force builder's risk insurance in an amount equal to one hundred percent (100%) of the insurable value of the Project protecting against risks of physical loss of the work. Such insurance shall insure against the perils of fire, extended coverage,

vandalism and malicious mischief. The Developer shall furnish the City Parties with a certificate of insurance showing coverage of such risks and keep such policy in full force during the time of the project. If a fire or other insured casualty shall occur during the construction of the Project, the Developer shall apply any related insurance proceeds received by the Developer to the continued construction of the Project.

Section 1.10 Access to Work.

Prior to final completion of the Project, the City Parties shall be afforded reasonable access to the Project Site as may be reasonably necessary for their observation and inspection of the Project, but only to the extent Developer controls such access rights, Developer shall be given at least 24 hours prior written notice and the City Parties comply with all safety rules and regulations then applicable to the Project Site. The City Parties acknowledge that the Project Site may be an active construction site at the time of access. Accordingly, any such access shall be at the sole risk of the City Parties, and the City Parties hereby waive all claims for injuries (including death) and damages incurred while on the Project Site.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE DEVELOPER

The Developer makes the following representations, warranties and covenants which representations, warranties and covenants are true and correct on the date hereof:

Section 2.1 Organization and Existence.

The Developer is a corporation organized, validly existing and in good standing under the laws of the State of Florida, and is licensed to do business in the State of Indiana. The Developer has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as contemplated under this Agreement.

Section 2.2 Power and Authority.

The Developer has all requisite company power and authority to enter into this Agreement and to perform its obligations under this Agreement.

Section 2.3 Due Authorization.

All company acts and other proceedings required to be taken by the Developer to authorize the execution, delivery and performance of this Agreement have been duly and properly taken.

Section 2.4 Financial Capacity to Complete Project.

As of the date hereof, the Developer has the potential to complete its obligations under this Agreement. Upon Developer's request, the City Parties shall cooperate as reasonably necessary for Developer to obtain third party financing for the Project.

Section 2.5 Waiver of Tangible Property Appeals.

During the period which tax abatement is pledged to the Project from the City, the Developer as the property owner, including all subsequent property owner(s), waives its rights to appeal real (land and improvements) property and personal property assessed valuations of the Project or within the Project area unless deemed to be a clerical error of assessment application or a mathematical error. The City reserves the right to waive the above condition upon written request of the Developer as a property owner, including all subsequent property owner(s).

Section 2.6 Waiver of Assessed Valuation Reductions, Credits or Exemptions

During the period or term for which any obligation or debt service is outstanding in which tax increment is pledged to the Project from the designated Cormo USA Allocation Area as approved by resolution of the Redevelopment Commission, the Developer, as the property owner, including all subsequent property owner(s), waives its rights to request or file an assessed valuation reduction, credit or exemption, whether available to a property owner as of the date of this Development Agreement or which subsequently may be authorized by the State of Indiana Legislature, to tangible real property improvements to be constructed, built or developed within the Cormo USA Allocation Area. The City reserves the right to waive the above condition upon written request of the Developer as the property owner, including all subsequent property owner(s).

Section 2.7 Payment of Inspection Fees.

Developer shall be responsible to pay and/or reimburse to the City Parties the cost to the City Parties of any and all engineering or consulting inspections of the construction work for the infrastructure (water, storm, and sanitary) and Buildings that are part of the Project, either on or off of the Project Site. The Developer shall also be responsible to pay any costs and expenses incurred by the City Parties for design reviewing and construction observation during the course of construction with regard to the Project Site.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CITY, THE REDEVELOPMENT COMMISSION AND THE ECONOMIC DEVELOPMENT COMMISSION

Each of the City Parties makes the following representations, warranties and covenants, which representations, warranties and covenants are true and correct on the date hereof, and makes the following covenants and agreements:

Section 3.1 Power and Authority.

Each of the City Parties has all requisite corporate power and authority to enter into this Agreement and to perform their respective obligations under this Agreement.

Section 3.2 Due Authorization.

All acts and other proceedings required to be taken by the City Parties to authorize the execution, delivery and performance of this Agreement have been duly and properly taken.

Section 3.3 Due Execution.

This Agreement has been duly executed and properly delivered by the City Parties and constitutes the valid and binding obligation of each of the City Parties, enforceable in accordance with this Agreement's terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally heretofore or hereafter enacted; (ii) the exercise of judicial discretion in accordance with the general principles of equity; (iii) the valid exercise of the constitutional powers of the City Parties, the State and the United States of America; and (iv) public policy of the State and the United States of America.

Section 3.4 Survival of Representations and Warranties.

Each of the City Parties covenants that the representations and warranties made by it in this Agreement shall be true and correct on each day that this Agreement remains in force and effect, with the same effect as if such representations and warranties had been made and given on and as of such day; except that if any such representation and warranty is specifically given in respect of a particular date or particular period of time and related only to such date or period of time, then such representation and warranty shall continue to be given only as of such date or for such period of time.

ARTICLE IV
DEFAULT AND REMEDIES

Section 4.1 Events of Default.

The following events, if not remedied as hereinafter provided, shall be deemed an "**Event of Default**" by the respective party:

A. The Developer's failure to perform any covenant or agreement herein applicable to Developer or to fail to meet any of the Development Targets as measured using the metrics set forth by the Indiana Economic Development Corporation ("IEDC");

B. A default under any incentive agreement with the IEDC relating to the project contemplated herein; and

C. The failure by any of the City Parties to perform any covenant or agreement herein applicable to such City Parties.

Section 4.2 Extensions Upon Default.

In the event of an Event of Default by either party, or any successor, the defaulting or breaching party (or successor) shall, upon written notice from the other party specifying such default or breach, proceed immediately to cure or remedy such default or breach, and shall, in any event, within thirty (30) days after receipt of written notice, commence to cure or remedy such default or breach. In the event that the defaulting or breaching party (or successor) diligently and in good faith commences to cure or remedy such default or breach but is unable to cure or remedy such default or breach within thirty (30) days after receipt of notice, the defaulting or breaching party (or successor) shall, prior to the end of such thirty (30) days, provide written notice to the other party that it has in good faith commenced to cure or remedy such default or breach, whereupon the defaulting or breaching party (or successor) shall have an additional ninety (90) days to cure or remedy such default or breach. In case such cure or remedy is not taken or not diligently pursued, or the default or breach shall not be cured or remedied prior to the end of the additional ninety (90) day period, the remedy to the aggrieved party shall be as set forth below in Section 4.3.

Section 4.3. Remedies.

Upon the occurrence of any Event of Default, subject to the extensions and cure rights provided in Section 4.2 hereof, the remedies to aggrieved party shall be as follows:

A. In the case of an Event of Default by Developer, the City Parties shall be entitled to seek any and all remedies available to it at law or in equity.

B. In the case of an Event of Default by any of the City Parties, the Developer shall be entitled to seek any and all remedies available to it at law or in equity.

ARTICLE V
TERM OF AGREEMENT AND TERMINATION

The term ("**Term**") of this Agreement, and its effectiveness, shall commence upon the full execution of this Agreement by each of the parties hereto and shall continue in full force and effect until the first to occur of (i) the Developer substantially completes construction of the Buildings; and receives the entire amount of the Financial Incentive, or (ii) the termination of this Agreement by the City Parties upon not less than thirty (30) days' prior written notice to the Developer due to an Event of Default by Developer following the applicable extension and cure periods set forth in Section 4.2 hereof or elsewhere in this Agreement, or (iii) the termination of this Agreement by the Developer

upon not less than thirty (30) days' prior written notice to the City Parties due to an Event of Default by the City Parties following the applicable extension and cure periods set forth in Section 4.2 hereof. Further, Developer may elect to terminate this Agreement at any time prior to the issuance of the Bond. The parties hereto acknowledge that, notwithstanding the termination of this Agreement, the City Parties may have continuing obligations under the financing agreements entered into with respect to the issuance of the Bonds.

ARTICLE VI
MISCELLANEOUS

Section 6.1 No Agency, Partnership or Joint Venture.

Nothing contained in this Agreement nor any act of the City Parties or the Developer, or any other person, shall be deemed or construed by any person to create any relationship of third-party beneficiary, or if principal and agent, limited or general partnership, or joint venture between the City Parties and the Developer.

Section 6.2 Force Majeure.

Neither the Developer nor any successor in interest to Developer shall be considered in breach or default of its obligations under this Agreement, and times for performance of obligations hereunder shall be extended in the event of any delay caused by an event of force majeure, including with limitation, an Act of God, acts of vandals, criminals or public enemies, act of terrorism, war, blockade, public riot, lightning, fire, storm, flood, explosion, blackout, adverse weather conditions, lockouts or strikes, delays caused by the Developer's landlord or any contractor, inability to obtain all necessary materials or labor, orders of the government of the United States of America, the State or municipality or any of their departments, agencies or officials, orders of any civil military authority, or other similar events which are not reasonably within the control of the Developer; provided that such event of force majeure shall not be deemed to exist as to any matter initiated or sustained by either party in bad faith.

Section 6.3 Notices.

No notice, approval, consent or other communication authorized or required by this Agreement shall be effective unless the same shall be in writing. Any such communications shall be effective: (i) upon receipt if it is hand delivered, with signed receipt therefore obtained, (ii) seventy two (72) hours after it is sent postage prepaid by United States registered or certified mail, return receipt requested, or (iii) twenty four (24) hours after it is deposited with a national courier for overnight delivery; directed or addressed in each case set forth in (i) through (iii) above to the other party at its address set forth below.

The addresses and email addresses for notices are:

To the City Parties:	City of Rushville 330 Main Street, Suite 200 Rushville, Indiana 46173 Attention: Mayor
	Rushville Redevelopment Commission 330 Main Street, Suite 200 Rushville, Indiana 46173 Attention: President
	Economic Development Commission 330 Main Street, Suite 200 Rushville, Indiana 46173 Attention: President
With a copy to:	Grant M. Reeves Barada Law Offices 201 N. Main Street Rushville, IN 46173
To the Developer:	Cormo USA, Inc. 5868 E. 71st Street, E-160 Indianapolis, IN 46220
Contact Person/Title:	Stefan Muehlbauer/CEO
With a copy to:	

Any party may, in substitution of the foregoing, designate a different address and addresses within the continental United States for purposes of this Section by written notice delivered to all other parties in the manner prescribed in this Section at least ten (10) days in advance of the date upon which such change of address is to be effective.

Section 6.4 <u>Survival.</u>

All representations, warranties and indemnities set forth in this Agreement shall survive the termination hereof for a period equal to the term of the Bonds.

Section 6.5 <u>Counterparts.</u>

This Agreement may be executed in a number of identical counterparts and, if so, executed, each such counterpart is deemed an original for all purposes, and all such counterparts shall collectively constitute one Agreement.

Section 6.6 Assignment and <u>Binding Effect.</u>

The Developer may assign its rights and obligations under this Agreement to any entity affiliated with or related to Developer without the consent of the City Parties, and may otherwise assign its rights and obligations under this Agreement with the consent of the City Parties, which consent shall not be unreasonably withheld. The rights of the Developer and the City Parties under this Agreement shall inure to the Developer and the City Parties, respectively, and upon their respective successors and permitted assigns. However, the respective obligations of the Developer and the City Parties under this Agreement shall not extend to their shareholders, officers, directors, office holders, employees, agents, consultants, contractors, members, partners, joint ventures or affiliates of the Developer.

Section 6.7 Time of the Essence.

Time is of the essence in the performance of this Agreement and each and every provision contained herein.

Section 6.8 Costs of Proceedings.

In the event of the institution of any proceeding relating to the performance of this Agreement, the parties agree that costs and expenses, including reasonable attorneys' fees and expenses, incurred by the prevailing party (as defined herein) in connection with such proceeding, will be paid by the non-prevailing party. The prevailing party shall be defined as (i) the party which ultimately is awarded an amount (net of any offsets or counterclaims awarded to the other party) in excess of the last settlement offer made in writing by the other party, or (ii) the party which made the last settlement offer in writing, if the amount ultimately awarded (net of any offsets or counterclaims awarded to the other party) is less than such last settlement offer, or (iii) the party which ultimately is awarded an amount, regardless of sum, if no settlement offer was ever made in writing by the other party, or (iv) if no amount is awarded, but instead equitable relief is granted, the party in whose favor such equitable relief is granted.

Section 6.9 Severability.

If and in the event any provision of this Agreement is determined to be invalid for any reason, it shall be severed and all other provisions not determined invalid shall continue with full force and effect; provided, however, that if: (i) such declaration of invalidity relieves a party of a material obligation to the other, or eliminates a material benefit to a party, and (ii) the effect of either of the foregoing is to deprive the other party of substantially all of the benefits to such party of the transactions contemplated by this Agreement, then the adversely affected party shall have the right to terminate this Agreement, by giving notice of such termination to the other party, pursuant to Article V, titled "Term of Agreement and Termination".

Section 6.10 Non-Waiver.

Failure by either party hereto, at any time, to require the performance by the other of any term of this Agreement, shall not in any way affect the right of either party to enforce such terms, nor shall any waiver by either party of any term hereof by taken or held to be a waiver of any other provision of this Agreement. No waiver of any term or provision of this Agreement shall be effective unless the same is in writing, signed by the parties hereto, pursuant to Article VI, Section 6.3 titled "Notices".

Section 6.11 Governing Law.

This Agreement is entered into in the State of Indiana and shall be governed by and construed (and all of the rights and obligations hereunder shall be determined) in accordance with the internal laws of the State, without reference to the choice of law principles thereof.

Section 6.12 No Third Party Beneficiaries.

Nothing in this Agreement shall be construed as creating any rights of entitlement that inure to the benefit of any person or entity not a party of this Agreement.

Section 6.13 Jurisdiction and Consent to Suit.

Subject to the provisions of this Agreement, each of the City Parties and the Developer hereby agrees and consents to the exclusive personal and subject matter jurisdiction of the courts of the State situated in Rush County, Indiana, or the United States District Court for the Southern District of Indiana, which shall be the sole and exclusive forum in connection with any claim, cause of action or other dispute by either of them against the other arising out of or relating to the terms, obligations and conditions of this Agreement.

SIGNATURE PAGES TO FOLLOW

IN WITNESS WHEREOF, the City of Rushville, Indiana has executed this Agreement as of the day and year first written above, to be effective on the Effective Date of this Agreement.

COMMON COUNCIL OF THE CITY OF RUSHVILLE, INDIANA

Bradley Berkemeier
Presiding Officer

Robert M. Bridges

ATTEST:

Ann L. Copley
Clerk-Treasurer

Presented by me to the Mayor of the City of Rushville, Indiana, this 28 day of APRIL, 2020, at 6:00 p.m.

Mayor

Signed and approved by me, the Mayor of the City of Rushville, Indiana, on this 28 day of APRIL, 2020, at 6:00 p.m.

IN WITNESS WHEREOF, the Rushville Redevelopment Commission has executed this Agreement as of the day and year first written above, to be effective on the Effective Date of this Agreement.

RUSHVILLE REDEVELOPMENT COMMISSION

By: ____________________
Printed Name: Ron Lienemann
Title: Chairman

"ABSTAIN"
By: ____________________
Printed Name: ETHAN MARZON
Title: Member

By: ____________________
Printed Name: JOHN E PAVEY
Title: MEMBER

By: ____________________
Printed Name: Brian J. Sheehan
Title: Member

By: /s/ Gary M. Cameron
Printed Name: Gary M. Cameron
Title: Member

Attest:

____
Printed Name: Brian J. Sheehan
Title: Secretary

IN WITNESS WHEREOF, Cormo USA, Inc. has executed this Agreement as of the day and year first written above, to be effective on the Effective Date of this Agreement.

CORMO USA, INC.

By: [signature]
Printed Name: STEFAN MUEHLBAUER
Title: CEO

By: ______________________
Printed Name: ______________________
Title: ______________________

Attest:

[signature]
Printed Name: Ann L Copley
Title: Clerk - Treasurer